UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 30, 2009

BioFuel Energy Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33530	20-5952523
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Broadway, Suite 2200

Denver, CO  80202

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 640-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On June 30, 2009, as a result of a continuing dispute between BioFuel Energy Corp. (the “Company”) and BNP Paribas and the other lenders under the secured credit facility among such lenders and certain of the Company’s subsidiaries, the entire outstanding amount of construction loans under the secured credit facility became due and payable.

As part of the continuing dispute, the subsidiaries that are party to the secured credit facility were not permitted by the lenders on or prior to June 30, 2009, to convert the outstanding construction loans into term loans maturing in 2014, although the subsidiaries were, and remain, prepared to do so.  Such a conversion would have prevented the construction loans from becoming due and payable on June 30, 2009.  As previously disclosed, the Company received a Notice of Default from the lenders, dated May 22, 2009, asserting that a “Material Adverse Effect” had occurred.  The Company disagrees with the lenders’ assertion that a Material Adverse Effect has occurred and, on May 28, 2009, entered into a Limited Consent and Waiver and Amendment with its lenders, which granted the Company access to its bank accounts, and which has been extended through July 10.

The Company and its financial advisers are engaged in continuing discussions with the lenders and their advisors.  The Company expects to reach resolution with the lenders with respect to this matter, although there can be no assurance it will do so.

In addition to BNP Paribas, the group of lenders includes:  AgFirst Farm Credit Bank, Amarillo National Bank, Cooperative Centrale Raiffeisen- Boerenleenbank B.A., “Rabobank International,” Farm Credit Bank Of Texas, Farm Credit Services Of America, First National Bank Of Omaha, Greenstone Farm Credit Services, ACA/FLCA, Metropolitan Life Insurance Company, Standard Chartered Bank, CIFC Funding 2006-IB, Ltd., CIFC Funding 2006-II, Ltd., and CIFC Funding 2006-III, Ltd.

As of June 30, 2009, the Company’s subsidiaries had $214,858,000 outstanding under the senior credit facility, which included $194,858,000 of outstanding construction loans and $20 million of outstanding working capital loans.  Upon resolution of this matter, the Company’s subsidiaries expect to borrow up to an additional $15,142,000 under the facility.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOFUEL ENERGY CORP.

Date: July 6, 2009	By:	/s/ Scott Pearce
	Name:	Scott Pearce
	Title:	President and Chief Operating Officer